Exhibit 3.1

Charter Amendment

SECOND AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ABRI SPAC I, INC.

August 9, 2023

Abri SPAC I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Abri SPAC I, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 18, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 9, 2021, and an amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 9, 2022 (together referred to as the “Amended and Restated Certificate”).

2.	This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3.	This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Paragraph E of Article FIFTH is hereby amended and restated to read in full as follows:

“E. In the event that the Corporation does not consummate a Business Combination by August 12, 2023, the Corporation, in its sole discretion determines to extend the amount of time to complete a Business Combination until February 12, 2024 in accordance with the terms of the Investment Management Trust Agreement, as amended, between the Corporation and Continental Stock Transfer & Trust Company (in either case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open such date being referred to as the “Termination Date”); then the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the IPO Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, including the interest earned thereon, less any interest for income or franchise taxes payable, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law (“Dissolve”). In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding. In the event that the Corporation does not timely make all additional deposits into its Trust Account as required by the Corporation’s Investment Management Trust Agreement entered into at the time of the IPO, as amended, the Corporation shall Dissolve.”

IN WITNESS WHEREOF, Abri SPAC I, Inc. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

ABRI SPAC I, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer